Exhibit 99.1

CTC MEDIA, INC. PROVIDES UPDATE ON PENDING CASH-OUT MERGER

Moscow, Russia — May 10, 2016 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM) today provided an update regarding the anticipated timing of the closing of its previously announced cash-out merger. As previously announced, the Company expects to receive a further refund from the U.S. Internal Revenue Service, which will form a part of the merger consideration, and intends to close the merger as soon as practicable following receipt of that refund.  The Company anticipates that the merger will close before the end of this month.

As previously announced, the consideration in the cash-out merger transaction is expected to be $2.05 per share, which is in the upper half of the range approved by stockholders of $1.77 to $2.19 per share. In the merger, a wholly owned subsidiary of the Company will merge with and into the Company, with the Company surviving. Each holder of the Company’s outstanding common stock as of the effective time of the merger, other than Telcrest, will be entitled to receive the per share cash consideration, and such shares will be cancelled. The shares of common stock held by Telcrest will remain outstanding following the merger, and Telcrest will be the Company’s sole stockholder. The Office of Foreign Assets Control of the U.S. Treasury Department issued a license authorizing CTC Media to proceed with the merger transaction on February 29, 2016. The transaction required a license because of the status of the CTC Media shares held by Telcrest as “blocked property” pursuant to US sanctions. As a result of the merger, the Company will cease to be a publicly traded company.

Following the completion of the sale of 75% of the Company’s operating business in December 2015, and in light of the pending merger, CTC Media, Inc. does not have the finance staff or administrative infrastructure to complete a quarterly report on Form 10-Q for the quarter ended March 31, 2016, and will not be in a position to file such report.

***

For further information, please contact:

Hudson Sandler (European Media)

Andrew Hayes +44 (0)20 7796 4133

About CTC Media

CTC Media, Inc. is traded on NASDAQ under the symbol “CTCM”. CTC Media, Inc. holds a 25% interest in CTC Investments, which is a leading Russian content holding.

Caution Concerning Forward-Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among others, statements regarding the timing of the proposed merger transaction. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed or implied by forward-looking statements include those described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on March 31, 2016. Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.